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Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
KeyBank National Association

We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Regulation AB Criteria, that KeyBank National Association, as successor by merger to KeyCorp Real Estate Capital Markets, Inc., (the Company) complied with the servicing criteria set forth in
Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the commercial real estate mortgage loans platform (the Platform), except for the instances of material noncompliance described therein, as of and for the year ended December 31, 2013, and except for Item 1122 (d)(3)(i), 1122 (d)(3)(ii), 1122 (d)(3)(iii) and 1122 (d)(3)(iv), which the Company has determined are not applicable to the activities performed by them with respect to the Platform covered by this report. Refer to Attachment A of management's assertion for the asset backed transactions covered by this Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with 1122 (d)(1)(iii) of Regulation AB, there were no servicing activities performed by the Company during the year ended December 31, 2013 that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.


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Our examination disclosed the following material noncompliance with servicing criteria 1122 (d)(4)(i) and 1122 (d)(4)(x) applicable to the Company during the year ended December 31, 2013. The noncompliance in 1122 (d)(4)(i) related to a servicing portfolio acquired by the Company during the year where appropriate security on pool assets was not maintained. The noncompliance in 1122 (d)(4)(x) related to failure to return funds held in escrows to the obligor within 30 calendar days of full repayment of the related pool assets and was the result of an ineffective control over the loan repayment process.

The information in Attachment B under the subheading (e.g., Remediation Procedures) is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management's assertion as described above and accordingly, we express no opinion on it.

In our opinion, except for the material noncompliance described in the third paragraph, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31, 2013.


/s/ Ernst & Young LLP
March 11, 2014


A member firm of Ernst & Young Global Limited